Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Financial Results for
Fourth Quarter and Full Year 2024

Fourth quarter results include EPS of $0.69, deposit growth, commercial loan growth, a gain on the sale of its insurance agency, and strong contributions from new and established
Pathfinder Bank teams across Central New York

OSWEGO, N.Y., January 31, 2025 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the fourth quarter and year ended December 31, 2024.

The holding company for Pathfinder Bank (“the Bank”) earned net income attributable to common shareholders of $4.3 million or $0.69 per share in the fourth quarter of 2024, including a benefit of approximately $1.4 million from a gain on the previously announced sale of its insurance agency, net of taxes and transaction-related expenses.

The Company reported a net loss of $4.6 million or $0.75 per share in the third quarter of 2024, reflecting $9.0 million in provision expense that primarily resulted from a comprehensive loan portfolio review the Bank elected to undertake as part of its ongoing commitment to continuously improve its credit risk management approach, and net income of $2.5 million or $0.41 per share in the fourth quarter of 2023. For the full year, the Company earned net income of $3.8 million or $0.60 per share in 2024 and $9.3 million or $1.51 per share in 2023.

Fourth Quarter and Full Year 2024 Highlights and Key Developments

•
Provision expense was $988,000 in the fourth quarter of 2024, compared to $9.0 million in the linked quarter and $265,000 in the fourth quarter of 2023, while the allowance for credit losses (“ACL) increased to 1.88% of loans from 1.87% on September 30, 2024 and 1.78% on December 31, 2023.
•
Net interest income was $10.8 million, compared to the $11.7 million in the linked quarter that benefited from a $887,000 catch-up interest payment, and $9.2 million in the fourth quarter of 2023. Full-year net interest income was $41.4 million in 2024 and $38.9 million in 2023.
•
Net interest margin (“NIM”) was 3.15% in the fourth quarter of 2024, compared to the 3.34% in the third quarter that benefited by 25 basis points from the catch-up interest payment, and 2.74% in the year-ago period.
•
Non-interest income was $4.9 million, including a gross, pre-tax gain of $3.2 million on the October 2024 sale of the Company’s insurance agency, compared to $1.7 million in the linked quarter and $1.3 million in the year-ago period. Full-year non-interest income was $9.6 million in 2024 and $5.2 million in 2023.

•
Non-interest expense was $8.5 million with $155,000 in October 2024 insurance agency transaction-related costs, $10.3 million in the linked quarter with $1.6 million in July 2024 branch acquisition-related costs, and $7.0 million in the year-ago period. Full-year non-interest expense was $34.4 million in 2024 and $29.4 million in 2023.
•
Pre-tax, pre-provision (“PTPP”) net income grew to $3.8 million, compared to $3.4 million in the linked and year-ago periods. PTPP net income, which is not a financial metric under generally accepted accounting principles (“GAAP”), is a measure that the Company believes is helpful to understanding profitability without giving effect to income taxes and provision for credit losses. Full-year PTPP net income was $13.5 million in 2024 and $14.7 million in 2023.
•
Total deposits were $1.20 billion at period end, growing by $8.1 million or 2.7% annualized from September 30, 2024 and $84.3 million or 7.5% from December 31, 2023. The Bank’s loan-to-deposit ratio was 76.3% on December 31, 2024.
•
Total loans were $919.0 million at period end, compared to $921.7 million on September 30, 2024 and $897.2 million on December 31, 2023. Commercial loans were $539.7 million at period end, $534.5 million on September 30, 2024 and $524.2 million on December 31, 2023.

“Pathfinder’s core net interest income growth and net interest margin expansion were key contributors to fourth quarter earnings, and are a product of disciplined asset and liability pricing, the Bank’s valuable core deposit franchise, and our relationship-based commercial and retail lending in Central New York,” said President and Chief Executive Officer James A. Dowd. “In addition, we continue to invest in talent to serve middle market businesses throughout the Syracuse area, building on our foundation in this community. The East Syracuse branch acquired last summer, and our operations throughout the area, made important contributions to Pathfinder’s performance in the fourth quarter, and we look forward to further enhancing the breadth and depth of our commercial and other customer relationships in this important growth market.”

Dowd added, “We also intend to maintain a sharp focus on managing operating expenses, along with our ongoing efforts to continuously enhance the Company’s proactive credit risk management approach. While there may be short-term variability in measures of operating efficiency and asset quality, our leadership team is fully committed to taking the steps necessary to make sustainable improvements over the long term and continue building franchise value for the benefit of our shareholders.”

Net Interest Income and Net Interest Margin

Fourth quarter 2024 net interest income was $10.8 million, a decrease of 7.8% from the third quarter of 2024, or a decrease of 0.2% when excluding an $887,000 third quarter catch-up interest payment associated with purchased loan pool positions. A decrease in interest and dividend income of $1.7 million was primarily attributed to average yield decreases of 44 basis points on loans including 39 basis points from the catch-up interest payment, 108 basis points on tax-exempt investment securities, and 28 basis points on taxable investment securities. The corresponding decreases in income from loan interest, tax-exempt investment securities, and taxable investment securities were $902,000, $24,000, and $337,000, respectively. A decrease in interest expense of $761,000 was attributed to intentional reductions in the cost of time deposits and other interest-bearing deposits, as well as reductions in borrowings expense.

Net interest margin was 3.15% in the fourth quarter of 2024, compared to 3.34% in the linked quarter. The decrease was due to the 25 basis points of linked quarter NIM attributed to the third quarter 2024 catch-up interest payment.

Fourth quarter 2024 net interest income was $10.8 million, an increase of 18.1% from the fourth quarter of 2023. An increase in interest and dividend income of $1.2 million was primarily attributed to average yield increases of 33 basis points on loans, 4 basis points on taxable investment securities, and 404 basis points on fed funds sold and interest-earning deposits. The corresponding increase in loan interest income, taxable investment securities, and federal funds sold and interest-earning deposits was $1.1 million, $152,000, and $13,000, respectively. A decrease in interest expense of $463,000 was attributed to changes in the Bank’s deposit mix, repricing of deposits in a lower rate environment, and reductions in borrowings expense.

Net interest margin was 3.15% in the fourth quarter of 2024 compared to 2.74% in the same period the year prior. The increase of 41 basis points was driven by reductions in borrowing and funding costs.

Noninterest Income

Noninterest income totaled $4.9 million in the fourth quarter of 2024, including the $3.2 million pre-tax gain on the insurance agency sale, which represents the gross amount that is required to be 100% consolidated within the Company's financial statements, despite Pathfinder's 51% interest in the business sold in October 2024. Noninterest income growth from the third quarter of 2024 was $3.2 million, or $30,000 when excluding the agency sale gain. Noninterest income growth from the fourth quarter of 2023 was $3.6 million, or $419,000 when excluding the agency sale gain.

The insurance agency sold in October contributed $49,000 in revenue to noninterest income in the fourth quarter of 2024, $367,000 in the third quarter of 2024 and $303,000 in the fourth quarter of 2023.

Compared to the linked quarter, fourth quarter 2024 noninterest income also included increases of $16,000 in loan servicing fees and $12,000 in service charges on deposit accounts, a decrease of $194,000 in earnings and gain on bank owned life insurance ("BOLI") after recording a $175,000 third quarter net death benefit on BOLI, and a $36,000 decrease in debit card interchange fees. Noninterest income growth from the linked quarter also reflected an increase of $438,000 in net realized gains on sales and redemptions of investment securities and $104,000 in net realized gains on sales of marketable equity securities, as well as a decrease of $51,000 in gains on sales of loans and foreclosed real estate.

Compared to the year-ago period, fourth quarter 2024 noninterest income also included increases of $103,000 in interchange fees, $68,000 in service charges on deposit accounts, $26,000 in loan servicing fees, and $3,000 in earnings and gain on BOLI. Noninterest income growth from the year-ago quarter also reflected increases of $248,000 increase in net realized losses on sales and redemptions of investment securities, $213,000 in net realized gains on sales of marketable equity securities, and $41,000 in gains on sales of loans and foreclosed real estate.

Noninterest Expense

Noninterest expense totaled $8.5 million in the fourth quarter of 2024, decreasing $1.7 million from the linked quarter and increasing $1.5 million from the year-ago period.

Fourth quarter 2024 noninterest expense included $456,000 associated with the Company’s insurance agency sale in October 2024, including $155,000 in transaction-related items. The insurance agency incurred $308,000 of noninterest expense in the third quarter of 2024 and $216,000 in the fourth quarter of 2023.

Third quarter 2024 noninterest expense included $1.6 million in transaction-related expenses for Pathfinder’s acquisition of the East Syracuse branch acquisition in July 2024.

Salaries and benefits were $4.1 million in the fourth quarter of 2024, decreasing $839,000 from the linked quarter and increasing $446,000 from the year-ago period. The decrease from the linked quarter reflected elevated non-exempt-employee hours for projects related to the successful third quarter closing and integration of the East Syracuse branch acquisition, as well as some personnel vacancies that were open in the fourth quarter. The increase from the fourth quarter of 2023 was primarily attributed to increased headcount and lower salary deferrals than in the prior year period.

Building and occupancy was $1.3 million in the fourth quarter of 2024, increasing $117,000 and $390,000 from the linked and year-ago quarters, respectively. These increases were due to ongoing facilities-related costs of approximately $322,000 associated with operating the branch acquired in July 2024.

Professional and other services expense was $608,000 in the fourth quarter of 2024, decreasing $1.2 million from the linked quarter and increasing $120,000 from the year-ago period. The decrease from the third quarter of 2024 was primarily attributed to one-time costs associated with the East Syracuse branch acquisition. The increase from the fourth quarter of 2023 was primarily attributed to a $136,000 increase in technology project implementation services and other outsourced consulting services.

Annualized noninterest expense, including transaction-related costs, represented 2.33% of average assets in the fourth quarter of 2024, compared to 2.75% and 2.01% in the linked and year-ago periods. The efficiency ratio, including transaction-related costs, was 69.42% in the fourth quarter of 2024, compared to 75.28% and 67.25% in the linked and year-ago periods. The efficiency ratio, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue.

Statement of Financial Condition

As of December 31, 2024, the Company’s statement of financial condition reflects total assets of $1.47 billion, compared to $1.48 billion and $1.47 billion recorded on September 30, 2024 and December 31, 2023, respectively.

Loans totaled $919.0 million on December 31, 2024, decreasing 0.3% during the fourth quarter and increasing 2.4% from one year prior. Consumer and residential loans totaled $380.9 million, decreasing 2.0% during the fourth quarter and increasing 1.9% from one year prior. Commercial loans totaled $539.7 million, increasing 1.0% during the fourth quarter and 3.0% from one year prior.

With respect to liabilities, deposits totaled $1.20 billion on December 31, 2024, increasing 0.7% during the fourth quarter and 7.5% from one year prior. The Company also utilized its lower cost liquidity to reduce total borrowings, which were $88.1 million on December 31, 2024 as compared to $100.1 million on September 30, 2024 and $175.6 million on December 31, 2023.

Shareholders' equity totaled $121.9 million on December 31, 2024, increasing $1.6 million or 1.3% in the fourth quarter and increasing $2.4 million or 2.0% from one year prior. The fourth quarter 2024 increase primarily reflects a $4.5 million increase in retained earnings, partially offset by a $2.4 million increase in accumulated other comprehensive loss (“AOCL”) and a $481,000 decrease in additional paid in capital. The full-year 2024 increase in shareholders' equity primarily reflects a $2.1 increase in retained earnings and a $461,000 decrease in AOCL, partially offset by a $364,000 decrease in additional paid in capital. The noncontrolling interest included in equity on the Statements of Financial Condition was eliminated with the October 2024 sale of the 51% ownership interest in the Company’s insurance agency.

Asset Quality

Pathfinder’s asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

Nonperforming loans were $22.1 million or 2.40% of total loans on December 31, 2024, $16.2 million or 1.75% of total loans on September 30, 2024 and $17.2 million or 1.92% of total loans on December 31, 2023.

Net charge offs (“NCOs”) after recoveries were $1.0 million or an annualized 0.44% of average loans in the fourth quarter of 2024, with gross charge offs for consumer loans, purchased loan pools, and one commercial loan offsetting recoveries in each of these categories. NCOs were $8.7 million or an annualized 3.82% of average loans in the linked quarter, following the loan portfolio review completed in September, and $108,000 or 0.05% in the prior year period.

Provision for credit loss expense was $988,000 in the fourth quarter of 2024, reflecting NCOs in the period and qualitative factors in the Company’s reserve model. Third quarter of 2024 provision was $9.0 million, primarily to replenish commercial loan reserves and adjust the lifetime loss estimate for solar purchased loan pool positions following the loan portfolio review completed in September. Fourth quarter 2023 provision was $265,000.

The Company believes it is sufficiently collateralized and reserved, with an Allowance for Credit Losses (“ACL”) of $17.2 million on December 31, 2024, compared to $17.3 million on September 30, 2024 and $16.0 million on December 31, 2023. As a percentage of total loans, ACL represented 1.88% on December 31, 2024, 1.87% on September 30, 2024, and 1.78% on December 31, 2023.

Liquidity

The Company has diligently ensured a strong liquidity profile as of December 31, 2024 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.20 billion on December 31, 2024, $1.20 billion on September 30, 2024, and $1.12 billion on December 31, 2023. Core deposits represented 76.87% of total deposits on December 31, 2024, 77.45% on September 30, 2024, and 69.83% on December 31, 2023. The Bank’s continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

At the end of the current quarter, Pathfinder Bancorp had an available additional funding capacity of $113.8 million with the Federal Home Loan Bank of New York, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $43.3 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On December 23, 2024, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

In addition, this dividend also extends to the notional shares of the Company’s warrants. Shareholders registered by January 17, 2025 will be eligible for the dividend, which is scheduled for disbursement on February 7, 2025. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of December 31, 2024 stood at $17.50 per share. This positions the dividend yield at an attractive 2.29%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the commercial bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches averaging over $100 million in deposits per location, as well as diversified consumer, mortgage and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. At December 31, 2024, the Oswego-headquartered Company had assets of $1.47 billion, loans of $919.0 million, and deposits of $1.20 billion. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2024				2023
SELECTED BALANCE SHEET DATA:	December 31,	September 30,	June 30,	March 31,	December 31,
ASSETS:
Cash and due from banks	$13,963	$18,923	$12,022	$13,565	$12,338
Interest-earning deposits	17,609	16,401	19,797	15,658	36,394
Total cash and cash equivalents	31,572	35,324	31,819	29,223	48,732
Available-for-sale securities, at fair value	269,331	271,977	274,977	279,012	258,716
Held-to-maturity securities, at amortized cost	158,683	161,385	166,271	172,648	179,286
Marketable equity securities, at fair value	4,076	3,872	3,793	3,342	3,206
Federal Home Loan Bank stock, at cost	4,590	5,401	8,702	7,031	8,748
Loans	918,986	921,660	888,263	891,531	897,207
Less: Allowance for credit losses	17,243	17,274	16,892	16,655	15,975
Loans receivable, net	901,743	904,386	871,371	874,876	881,232
Premises and equipment, net	19,009	18,989	18,878	18,332	18,441
Assets held-for-sale	-	-	3,042	3,042	3,042
Operating lease right-of-use assets	1,391	1,425	1,459	1,493	1,526
Finance lease right-of-use assets	16,676	16,873	4,004	4,038	4,073
Accrued interest receivable	6,881	6,806	7,076	7,170	7,286
Foreclosed real estate	-	-	60	82	151
Intangible assets, net	5,989	6,217	76	80	85
Goodwill	5,056	5,752	4,536	4,536	4,536
Bank owned life insurance	24,727	24,560	24,967	24,799	24,641
Other assets	25,150	20,159	25,180	23,968	22,097
Total assets	$1,474,874	$1,483,126	$1,446,211	$1,453,672	$1,465,798

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$990,674	$986,103	$932,132	$969,692	$949,898
Noninterest-bearing deposits	213,719	210,110	169,145	176,421	170,169
Total deposits	1,204,393	1,196,213	1,101,277	1,146,113	1,120,067
Short-term borrowings	61,000	60,315	127,577	91,577	125,680
Long-term borrowings	27,068	39,769	45,869	45,869	49,919
Subordinated debt	30,107	30,057	30,008	29,961	29,914
Accrued interest payable	234	236	2,092	1,963	2,245
Operating lease liabilities	1,591	1,621	1,652	1,682	1,711
Finance lease liabilities	16,745	16,829	4,359	4,370	4,381
Other liabilities	11,876	16,986	9,203	9,505	11,625
Total liabilities	1,353,014	1,362,026	1,322,037	1,331,040	1,345,542
Shareholders' equity:
Voting common stock shares issued and outstanding	4,742,841	4,719,788	4,719,788	4,719,788	4,719,288
Voting common stock	47	47	47	47	47
Non-Voting common stock	14	14	14	14	14
Additional paid in capital	52,750	53,231	53,182	53,151	53,114
Retained earnings	78,193	73,670	78,936	77,558	76,060
Accumulated other comprehensive loss	(9,144)	(6,716)	(8,786)	(8,862)	(9,605)
Unearned ESOP shares	-	-	(45)	(90)	(135)
Total Pathfinder Bancorp, Inc. shareholders' equity	121,860	120,246	123,348	121,818	119,495
Noncontrolling interest	-	854	826	814	761
Total equity	121,860	121,100	124,174	122,632	120,256
Total liabilities and shareholders' equity	$1,474,874	$1,483,126	$1,446,211	$1,453,672	$1,465,798

The above information is preliminary and based on the Company's data available at the time of presentation.

	Years Ended December 31,		2024				2023
SELECTED INCOME STATEMENT DATA:	2024	2023	Q4	Q3	Q2	Q1	Q4
Interest and dividend income:
Loans, including fees	$52,705	$47,348	$13,523	$14,425	$12,489	$12,268	$12,429
Debt securities:
Taxable	22,319	17,500	5,312	5,664	5,736	5,607	5,092
Tax-exempt	1,920	1,947	445	469	498	508	506
Dividends	620	573	164	149	178	129	232
Federal funds sold and interest-earning deposits	793	295	82	492	121	98	69
Total interest and dividend income	78,357	67,663	19,526	21,199	19,022	18,610	18,328
Interest expense:
Interest on deposits	30,050	23,265	7,380	7,633	7,626	7,411	7,380
Interest on short-term borrowings	4,176	2,688	700	1,136	1,226	1,114	1,064
Interest on long-term borrowings	733	850	136	202	201	194	231
Interest on subordinated debt	1,966	1,941	490	496	489	491	494
Total interest expense	36,925	28,744	8,706	9,467	9,542	9,210	9,169
Net interest income	41,432	38,919	10,820	11,732	9,480	9,400	9,159
Provision for (benefit from) credit losses:
Loans	11,106	2,991	988	9,104	304	710	316
Held-to-maturity securities	(94)	(98)	(4)	(31)	(74)	15	(74)
Unfunded commitments	(39)	37	4	(104)	60	1	23
Total provision for credit losses	10,973	2,930	988	8,969	290	726	265
Net interest income after provision for credit losses	30,459	35,989	9,832	2,763	9,190	8,674	8,894
Noninterest income:
Service charges on deposit accounts	1,436	1,249	405	392	330	309	336
Earnings and gain on bank owned life insurance	854	630	169	361	167	157	164
Loan servicing fees	375	307	96	79	112	88	69
Net realized (losses) gains on sales and redemptions of investment securities	(71)	62	249	(188)	16	(148)	2
Gain on asset sale 1 & 2	3,169	-	3,169	-	-	-	-
Net realized gains (losses) on sales of marketable equity securities	197	(255)	166	62	(139)	108	(47)
Gains on sales of loans and foreclosed real estate	187	181	39	90	40	18	(2)
Loss on sale of premises and equipment	(13)	-	-	(36)	-	-	-
Debit card interchange fees	875	616	265	300	191	119	161
Insurance agency revenue [1]	1,073	1,304	49	367	260	397	303
Other charges, commissions & fees	1,479	1,096	299	280	234	689	332
Total noninterest income	9,561	5,190	4,906	1,707	1,211	1,737	1,318
Noninterest expense:
Salaries and employee benefits	17,810	15,920	4,123	4,959	4,399	4,329	3,677
Building and occupancy	4,118	3,563	1,254	1,134	914	816	864
Data processing	2,471	2,018	721	672	550	528	499
Professional and other services	3,686	2,019	608	1,820	696	562	488
Advertising	604	671	218	165	116	105	155
FDIC assessments	916	885	231	228	228	229	222
Audits and exams	539	735	123	123	123	170	259
Insurance agency expense [1]	1,281	1,033	456	308	232	285	216
Community service activities	130	200	19	20	39	52	49
Foreclosed real estate expenses	102	111	20	27	30	25	35
Other expenses	2,760	2,240	771	803	581	605	580
Total noninterest expense	34,417	29,395	8,544	10,259	7,908	7,706	7,044
Income (loss) before provision for income taxes	5,603	11,784	6,194	(5,789)	2,493	2,705	3,168
Provision (benefit) for income taxes	398	2,362	558	(1,173)	481	532	590
Net income (loss) attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	5,205	9,422	5,636	(4,616)	2,012	2,173	2,578
Net income attributable to noncontrolling interest [1]	1,445	129	1,352	28	12	53	42
Net income (loss) attributable to Pathfinder Bancorp Inc.	$3,760	$9,293	$4,284	$(4,644)	$2,000	$2,120	$2,536
Voting Earnings per common share - basic and diluted	$0.60	$1.51	$0.69	$(0.75)	$0.32	$0.34	$0.41
Series A Non-Voting Earnings per common share- basic and diluted	$0.60	$1.51	$0.69	$(0.75)	$0.32	$0.34	$0.41
Dividends per common share (Voting and Series A Non-Voting)	$0.40	$0.36	$0.10	$0.10	$0.10	$0.10	$0.09

1 Although the Company owned 51% of its membership interest in FitzGibbons Agency, LLC (“Agency”) the Company is required to consolidate 100% of the Agency within the consolidated financial statements.

2 The $3,169,000 consolidated gain on asset sale equals $1,616,000 associated with the Company’s 51% interest in the Agency plus $1,553,000 associated with the 49% noncontrolling interest.

The above information is preliminary and based on the Company's data available at the time of presentation.

	Years Ended December 31,		2024				2023
FINANCIAL HIGHLIGHTS:	2024	2023	Q4	Q3	Q2	Q1	Q4
Selected Ratios:
Return on average assets	0.26%	0.67%	1.17%	-1.25%	0.56%	0.59%	0.72%
Return on average common equity	3.06%	8.09%	14.09%	-14.79%	6.49%	7.01%	8.72%
Return on average equity	3.06%	8.09%	14.09%	-14.79%	6.49%	7.01%	8.72%
Return on average tangible common equity [1]	3.23%	8.43%	15.54%	-15.28%	6.78%	7.32%	9.01%
Net interest margin	3.01%	2.95%	3.15%	3.34%	2.78%	2.75%	2.74%
Loans / deposits	76.30%	80.10%	76.30%	77.05%	80.66%	77.79%	80.10%
Core deposits/deposits [2]	76.87%	69.83%	76.87%	77.45%	67.98%	69.17%	69.83%
Annualized non-interest expense / average assets	3.17%	2.11%	2.33%	2.75%	2.19%	2.16%	2.01%
Commercial real estate / risk-based capital [3]	186.73%	162.21%	186.73%	189.47%	169.73%	163.93%	162.21%
Efficiency ratio [1]	71.86%	66.74%	69.42%	75.28%	74.08%	68.29%	67.25%

Other Selected Data:
Average yield on loans	5.83%	5.26%	5.87%	6.31%	5.64%	5.48%	5.55%
Average cost of interest bearing deposits	3.08%	2.45%	2.94%	3.11%	3.21%	3.07%	3.10%
Average cost of total deposits, including non-interest bearing	2.59%	2.07%	2.44%	2.59%	2.72%	2.61%	2.63%
Deposits/branch [4]	$100,366	$101,824	$100,366	$99,684	$100,116	$104,192	$101,824
Pre-tax, pre-provision net income [1]	$13,478	$14,652	$3,764	$3,368	$2,767	$3,579	$3,431
Total revenue [1]	$47,895	$44,047	$12,308	$13,627	$10,675	$11,285	$10,475

Share and Per Share Data:
Cash dividends per share	$0.40	$0.36	$0.10	$0.10	$0.10	$0.10	$0.09
Book value per common share	$19.90	$19.59	$19.90	$19.71	$20.22	$19.97	$19.59
Tangible book value per common share [1]	$18.10	$18.83	$18.10	$17.75	$19.46	$19.21	$18.83
Basic and diluted weighted average shares outstanding - Voting	4,714	4,653	4,732	4,714	4,708	4,701	4,693
Basic and diluted earnings per share - Voting [5]	$0.60	$1.51	$0.69	$(0.75)	$0.32	$0.34	$0.41
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380	1,380	1,380
Basic and diluted earnings per share - Series A Non-Voting [5]	$0.60	$1.51	$0.69	$(0.75)	$0.32	$0.34	$0.41
Common shares outstanding at period end	6,123	6,100	6,123	6,100	6,100	6,100	6,100

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	7.57%	7.86%	7.57%	7.36%	8.24%	8.09%	7.86%
Company Total Core Capital (to Risk-Weighted Assets)	15.70%	16.17%	15.70%	15.55%	16.19%	16.23%	16.17%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.04%	12.30%	12.04%	11.84%	12.31%	12.33%	12.30%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.55%	11.81%	11.55%	11.33%	11.83%	11.85%	11.81%
Company Tier 1 Capital (to Assets)	8.69%	9.35%	8.69%	8.29%	9.16%	9.16%	9.35%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.70%	15.05%	14.70%	14.52%	16.04%	15.65%	15.05%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.44%	13.80%	13.44%	13.26%	14.79%	14.39%	13.80%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.44%	13.80%	13.44%	13.26%	14.79%	14.39%	13.80%
Bank Tier 1 Capital (to Assets)	9.69%	10.11%	9.69%	9.13%	10.30%	10.13%	10.11%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Non-brokered deposits excluding certificates of deposit of $250,000 or more.

3 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

4 Includes 11 full-service branches and one motor bank for December 31 and September 30, 2024, respectively. Includes 10 full-service branches and one motor bank for all periods prior.

5 Basic and diluted earnings per share are calculated based upon the two-class method. Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.

	Years Ended December 31,		2024				2023
ASSET QUALITY:	2024	2023	Q4	Q3	Q2	Q1	Q4
Total loan charge-offs	$10,183	$4,221	$1,191	$8,812	$112	$68	$211
Total recoveries	345	355	171	90	46	38	103
Net loan charge-offs	9,838	3,866	1,020	8,722	66	30	108
Allowance for credit losses at period end	17,243	15,975	17,243	17,274	16,892	16,655	15,975
Nonperforming loans at period end	22,084	17,227	22,084	16,170	24,490	19,652	17,227
Nonperforming assets at period end	$22,084	$17,378	$22,084	$16,170	$24,550	$19,734	$17,378
Annualized net loan charge-offs to average loans	1.09%	0.43%	0.44%	3.82%	0.03%	0.01%	0.05%
Allowance for credit losses to period end loans	1.88%	1.78%	1.88%	1.87%	1.90%	1.87%	1.78%
Allowance for credit losses to nonperforming loans	78.08%	92.73%	78.08%	106.83%	68.98%	84.75%	92.73%
Nonperforming loans to period end loans	2.40%	1.92%	2.40%	1.75%	2.76%	2.20%	1.92%
Nonperforming assets to period end assets	1.50%	1.19%	1.50%	1.09%	1.70%	1.36%	1.19%

	2024				2023
LOAN COMPOSITION:	December 31,	September 30,	June 30,	March 31,	December 31,
1-4 family first-lien residential mortgages	$251,373	$255,235	$250,106	$252,026	$257,604
Residential construction	4,864	4,077	309	1,689	1,355
Commercial real estate	377,619	378,805	370,361	363,467	358,707
Commercial lines of credit	67,602	64,672	62,711	67,416	72,069
Other commercial and industrial	89,800	88,247	90,813	91,178	89,803
Paycheck protection program loans	113	125	136	147	158
Tax exempt commercial loans	4,544	2,658	3,228	3,374	3,430
Home equity and junior liens	51,948	52,709	35,821	35,723	34,858
Other consumer	72,710	76,703	75,195	77,106	79,797
Subtotal loans	920,573	923,231	888,680	892,126	897,781
Deferred loan fees	(1,587)	(1,571)	(417)	(595)	(574)
Total loans	$918,986	$921,660	$888,263	$891,531	$897,207

	2024				2023
DEPOSIT COMPOSITION:	December 31,	September 30,	June 30,	March 31,	December 31,
Savings accounts	$128,752	$129,053	$106,048	$111,465	$113,543
Time accounts	360,586	352,729	368,262	378,103	377,570
Time accounts in excess of $250,000	142,473	140,181	117,021	114,514	95,272
Money management accounts	11,583	11,520	12,154	11,676	12,364
MMDA accounts	239,016	250,007	193,915	215,101	224,707
Demand deposit interest-bearing	101,080	97,344	128,168	134,196	119,321
Demand deposit noninterest-bearing	213,719	210,110	169,145	176,434	170,169
Mortgage escrow funds	7,184	5,269	6,564	4,624	7,121
Total deposits	$1,204,393	$1,196,213	$1,101,277	$1,146,113	$1,120,067

The above information is preliminary and based on the Company's data available at the time of presentation.

	Years Ended December 31,		2024		2023
SELECTED AVERAGE BALANCES:	2024	2023	Q4	Q3	Q4
Interest-earning assets:
Loans	$903,941	$899,605	$920,855	$914,467	$896,439
Taxable investment securities	423,475	379,600	412,048	415,751	403,411
Tax-exempt investment securities	30,861	30,318	34,918	30,382	27,941
Fed funds sold and interest-earning deposits	16,379	11,730	5,115	42,897	11,630
Total interest-earning assets	1,374,656	1,321,253	1,372,936	1,403,497	1,339,421
Noninterest-earning assets:
Other assets	102,582	100,319	112,654	103,856	102,940
Allowance for credit losses	(16,670)	(17,870)	(17,145)	(16,537)	(17,359)
Net unrealized losses on available-for-sale securities	(9,769)	(13,600)	(8,534)	(9,161)	(15,653)
Total assets	$1,450,799	$1,390,102	$1,459,911	$1,481,655	$1,409,349
Interest-bearing liabilities:
NOW accounts	$101,336	$92,223	$102,862	$102,868	$87,210
Money management accounts	11,679	14,116	11,371	11,828	12,518
MMDA accounts	227,597	239,182	257,429	227,247	231,957
Savings and club accounts	118,965	124,617	128,169	127,262	115,984
Time deposits	517,352	480,867	504,008	514,049	505,554
Subordinated loans	30,002	29,815	30,076	30,025	29,883
Borrowings	114,471	105,471	68,391	122,129	124,780
Total interest-bearing liabilities	1,121,402	1,086,291	1,102,306	1,135,408	1,107,886
Noninterest-bearing liabilities:
Demand deposits	184,572	172,950	206,521	195,765	169,340
Other liabilities	21,923	16,037	29,491	24,856	15,858
Total liabilities	1,327,897	1,275,278	1,338,318	1,356,029	1,293,084
Shareholders' equity	122,902	114,824	121,593	125,626	116,265
Total liabilities & shareholders' equity	$1,450,799	$1,390,102	$1,459,911	$1,481,655	$1,409,349

	Years Ended December 31,		2024		2023
SELECTED AVERAGE YIELDS:	2024	2023	Q4	Q3	Q4
Interest-earning assets:
Loans	5.83%	5.26%	5.87%	6.31%	5.55%
Taxable investment securities	5.42%	4.76%	5.32%	5.59%	5.28%
Tax-exempt investment securities	6.22%	6.42%	5.10%	6.17%	7.24%
Fed funds sold and interest-earning deposits	4.84%	2.51%	6.41%	4.59%	2.37%
Total interest-earning assets	5.70%	5.12%	5.69%	6.04%	5.47%
Interest-bearing liabilities:
NOW accounts	1.10%	0.58%	1.19%	1.09%	1.02%
Money management accounts	0.11%	0.11%	0.11%	0.10%	0.10%
MMDA accounts	3.52%	2.80%	3.23%	3.54%	3.72%
Savings and club accounts	0.26%	0.22%	0.26%	0.25%	0.26%
Time deposits	3.98%	3.27%	3.90%	4.09%	3.89%
Subordinated loans	6.55%	6.51%	6.52%	6.61%	6.61%
Borrowings	4.29%	3.35%	4.89%	4.38%	4.15%
Total interest-bearing liabilities	3.29%	2.65%	3.16%	3.34%	3.31%
Net interest rate spread	2.41%	2.47%	2.53%	2.70%	2.16%
Net interest margin	3.01%	2.95%	3.15%	3.34%	2.74%
Ratio of average interest-earning assets to average interest-bearing liabilities	122.58%	121.63%	124.55%	123.61%	120.90%

The above information is preliminary and based on the Company's data available at the time of presentation.

	Years Ended December 31,		2024				2023
NON-GAAP RECONCILIATIONS:	2024	2023	Q4	Q3	Q2	Q1	Q4
Tangible book value per common share:
Total equity			$121,860	$120,246	$123,348	$121,818	$119,495
Intangible assets			(11,045)	(11,969)	(4,612)	(4,616)	(4,621)
Tangible common equity (non-GAAP)			110,815	108,277	118,736	117,202	114,874
Common shares outstanding			6,123	6,100	6,100	6,100	6,100
Tangible book value per common share (non-GAAP)			$18.10	$17.75	$19.46	$19.21	$18.83
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)			$110,815	$108,277	$118,736	$117,202	$114,874
Tangible assets			1,463,829	1,471,157	1,441,599	1,449,056	1,461,177
Tangible common equity to tangible assets ratio (non-GAAP)			7.57%	7.36%	8.24%	8.09%	7.86%
Return on average tangible common equity:
Average shareholders' equity	$122,902	$114,824	$121,593	$125,626	$123,211	$121,031	$116,265
Average intangible assets	6,468	4,629	11,907	4,691	4,614	4,619	4,623
Average tangible equity (non-GAAP)	116,434	110,195	109,686	120,935	118,597	116,412	111,642
Net income (loss)	3,760	9,293	4,284	(4,644)	2,000	2,120	2,536
Net income (loss), annualized	$3,760	$9,293	$17,043	$(18,475)	$8,044	$8,527	$10,061
Return on average tangible common equity (non-GAAP) [1]	3.23%	8.43%	15.54%	-15.28%	6.78%	7.32%	9.01%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$41,432	$38,919	$10,820	$11,732	$9,480	$9,400	$9,159
Total noninterest income	9,561	5,190	4,906	1,707	1,211	1,737	1,318
Net realized (gains) losses on sales and redemptions of investment securities	(71)	62	249	(188)	16	(148)	2
Gain on asset sale	3,169	-	3,169	-	-	-	-
Revenue (non-GAAP) [2]	47,895	44,047	12,308	13,627	10,675	11,285	10,475
Total non-interest expense	34,417	29,395	8,544	10,259	7,908	7,706	7,044
Pre-tax, pre-provision net income (non-GAAP) [3]	$13,478	$14,652	$3,764	$3,368	$2,767	$3,579	$3,431
Efficiency ratio (non-GAAP) [4]	71.86%	66.74%	69.42%	75.28%	74.08%	68.29%	67.25%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity

2 Revenue equals net interest income plus total noninterest income less net realized gains or losses on sales and redemptions of investment securities and gain on sale of insurance agency

3 Pre-tax, pre-provision net income equals revenue less total non-interest expense

4 Efficiency ratio equals noninterest expense divided by revenue

The above information is preliminary and based on the Company's data available at the time of presentation.